Exhibit 99

AGREEMENT AND PLAN OF MERGER

Between

MERCANTILE BANKSHARES CORPORATION

and

F&M BANCORP

Dated as of March 13, 2003

4.24	Preparation of Representations and Warranties	21
ARTICLE V—REPRESENTATIONS AND WARRANTIES OF PARENT		22
5.1	Corporate Organization	22
5.2	Capitalization	22
5.3	Authority; No Violation	23
5.4	Consents and Approvals	24
5.5	SEC Reports	24
5.6	Regulatory Reports	25
5.7	Financial Statements	25
5.8	Broker’s Fees	26
5.9	Absence of Certain Changes or Events	26
5.10	Legal Proceedings	26
5.11	Taxes	26
5.12	Employees	26
5.13	Parent Information	27
5.14	Compliance with Applicable Law	27
5.15	Ownership of Company Common Stock; Affiliates and Associates	27
5.16	Agreements with Regulatory Agencies	28
5.17	Opinion	28
5.18	Approvals	28
5.19	Loan Portfolio	28
5.20	Property	29
5.21	Reorganization	29
5.22	Certain Contracts	29
5.23	Financing	30
5.24	Preparation of Representations and Warranties	30
ARTICLE VI—COVENANTS RELATING TO CONDUCT OF BUSINESS		31
6.1	Covenants of the Company	31
6.2	Covenants of Parent	33
ARTICLE VII—ADDITIONAL AGREEMENTS		34
7.1	Regulatory Matters	34
7.2	Access to Information	34
7.3	Exclusive Dealing	35
7.4	Stockholder Meetings	38
7.5	Legal Conditions to Merger	38
7.6	Affiliates	39
7.7	Stock Exchange Listing	39
7.8	Employee Benefit Plans; Existing Agreements	39
7.9	Indemnification	40
7.10	Additional Agreements	42
7.11	Coordination of Dividends	42
7.12	Employee Stock Purchase Plan	42
7.13	Appointment of Directors	42
7.14	Execution and Authorization of Bank Merger Agreement	42
7.15	Advisory Board and Affiliate Boards	43

ii

ARTICLE VIII—CONDITIONS PRECEDENT		44
8.1	Conditions to Each Party’s Obligation To Effect the Merger	44
8.2	Conditions to Obligations of Parent	44
8.3	Conditions to Obligations of the Company	45
ARTICLE IX—TERMINATION AND AMENDMENT		47
9.1	Termination	47
9.2	Effect of Termination	49
9.3	Amendment	49
9.4	Extension; Waiver	49
ARTICLE X—GENERAL PROVISIONS		50
10.1	Closing	50
10.2	Nonsurvival of Representations, Warranties and Agreements	50
10.3	Expenses	50
10.4	Notices	51
10.5	Interpretation	51
10.6	Counterparts	52
10.7	Entire Agreement	52
10.8	Governing Law	52
10.9	Enforcement of Agreement	52
10.10	Severability	52
10.11	Publicity	52
10.12	Assignment; No Third Party Beneficiaries	52

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 13, 2003, between Mercantile Bankshares Corporation, a Maryland corporation (“Parent”), and F&M Bancorp, a Maryland corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations.”

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Parent which shall survive the Merger; and

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Frederick Town Bank & Trust Company, a Maryland-chartered commercial bank and a wholly-owned subsidiary of Parent (“Parent Bank”) and Farmers & Mechanics Bank, a Maryland-chartered commercial bank and a wholly-owned subsidiary of the Company (“Company Bank”), will enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which Company Bank shall merge with Parent Bank (the “Bank Merger”), and the Bank Merger shall be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. The name of the Surviving Corporation shall continue to be Mercantile Bankshares Corporation. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Effective Time. Subject to the provisions of this Agreement, articles of merger complying with the MGCL (the “Articles of Merger”) shall be duly prepared, executed and delivered for filing with the Maryland State Department of Assessments and Taxation (the “Department”) as provided in the MGCL on the Closing Date (as defined in Section 10.1 hereof). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I, and Sections 2.2(e) and Section 9.1(h) hereof, each share of the common stock, par value $5.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.5, either (i) the Per Share Stock Consideration (as defined below) or (ii) cash in an amount equal to the Per Share Consideration (the “Per Share Cash Consideration”; the Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration”).

For purposes of this Section 1.4(a):

“Per Share Stock Consideration” shall mean a number of shares of common stock, par value $2.00 per share, of Parent (“Parent Common Stock”)(together with the number of Parent Rights (as defined in Section 5.2(a) hereof) associated therewith) equal to the Exchange Ratio.

“Exchange Ratio” shall mean the quotient, rounded to the nearest ten thousandth, obtained by dividing the Per Share Consideration by the Final Parent Stock Price.

“Per Share Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of Company Common Stock outstanding as of the close of business on the Determination Date.

“Aggregate Consideration” shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

“Total Stock Amount” shall mean the product obtained by multiplying (x) 1.2831 by (y) 75% of the total number of shares of Company Common Stock outstanding as of the close of business on the Determination Date.

“Total Cash Amount” shall mean the product obtained by multiplying (x) $46.00 by (y) 25% of the total number of shares of Company Common Stock outstanding as of the close of business on the Determination Date.

“Total Stock Consideration” shall mean the product obtained by multiplying (x) the Total Stock Amount by (y) the Final Parent Stock Price.

“Final Parent Stock Price” shall mean the average of the closing sale prices of Parent Common Stock as reported on the Nasdaq Stock Market’s National Market (the “NASDAQ/NMS”) during the Valuation Period.

“Valuation Period” shall mean the ten consecutive trading days during which the shares of Parent Common Stock are traded on the NASDAQ/NMS ending on the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day (such day, the “Determination Date”).

(b) All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(b) hereof, and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) hereof.

(c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized unissued stock of Parent.

(e) The calculations required by Section 1.4(a) shall be prepared jointly by Parent and the Company prior to the Closing Date.

1.5 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as Parent and the Company shall mutually agree

(the “Election Form”) shall be mailed thirty-five days prior to the anticipated Effective Date or on such other date as the Company and Parent shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 33rd day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the certificates representing Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Election Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares is greater than the Total Cash Amount, then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Election Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Total Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Election Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

1.6 Stock Options. (a) Immediately prior to the Effective Time, the Company will cause each option granted by the Company to purchase shares of Company Common Stock pursuant to the Company’s 1983 Incentive Stock Option Plan, as amended, the Company’s 1995 Stock Option Plan, the Company’s 1999 Employee Stock Option Plan, the Company’s 1999 Stock Option Plan for Non-Employee Directors, the Patapsco Valley Bancshares, Inc. (“PVBI”) Incentive Stock Option Plan, the PVBI Director’s Stock Option Plan, the PVBI Employee Stock Purchase Plan, the Monocacy Bancshares, Inc. (“MBI”) 1994 Stock Incentive Plan, and the MBI 1997 Independent Directors’ Stock Option Plan (collectively, the “Company Option Plans”), (each a “Company Option”), which is then outstanding and unexercised to become fully vested and, at the Effective Time, each such fully-vested Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a fully-vested option to purchase shares of Parent Common Stock (a “Parent Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Option Plan, under which such Company Option was granted, the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Options):

(1) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(2) the exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

(3) notwithstanding anything else contained in this Section 1.6(a), it is the intention of the parties that the assumption of Company Common Stock hereunder shall meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each Parent Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Company Option so qualified immediately before the Effective Time, and the foregoing provisions of this Section 1.6(a) shall be interpreted to further such purpose and intention.

(b) Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 1.6. Promptly after the Effective Time (but in no event later than ten business days thereafter), Parent shall file with the Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued pursuant to Section 1.6(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or “blue sky” laws, for so long as such options remain outstanding.

(c) Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Company equity securities (including derivative securities with respect to any Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into authorized unissued stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9 Bylaws. At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers.

(a) At and after the Effective Time, the directors of Parent shall consist of all of the directors of Parent serving immediately prior to the Effective Time and the additional persons who shall become a director of Parent in accordance with Section 7.13 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of Company Common Stock, (ii) such cash as shall be necessary to pay the Per Share Cash Consideration in accordance with Section 1.4 and 2.2(a) hereof, and (iii) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(e) hereof. Such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who theretofore has not submitted such holder’s Certificate or Certificates with an Election Form, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After completion of the allocation procedure set forth in Section 1.5 and upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal or Election Form, as the case may be, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder of Company Common Stock became entitled to receive pursuant to the provisions of Article I hereof and/or (y) a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Article I, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered,

it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock or cash or both, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Per Share Consideration by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

DISCLOSURE SCHEDULES; STANDARDS

FOR REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty, standing alone, being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion or exclusion of an item in a Disclosure Schedule shall not be deemed an admission to any unrelated third party for any purpose.

3.2 Standards. (a) No representation or warranty of the Company contained in Article IV or of Parent contained in Article V shall be deemed untrue or incorrect for purposes of this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for purposes of this Agreement, in any case, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, has had a Material Adverse Effect with respect to the Company or Parent, respectively.

(b) As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (v) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (w) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (x) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (y) any action or omission of the Company or Parent or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (z) any out of pocket transaction expenses in an aggregate amount not to exceed $7,500,000 incurred by such party in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, including the Company Bank.

(b) The Company Bank is a commercial bank duly organized, validly existing and in good standing under the laws of State of Maryland. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Savings Association Insurance Fund or the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents.

(c) Except as set forth in Section 4.1 (c) of the Company Disclosure Schedule, the minute books of the Company and each of its Subsidiaries, copies of which have previously been made available to Parent, contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1999 through the date of this Agreement of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

4.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the date of this Agreement, there were 10,740,357 shares of Company Common Stock issued and outstanding plus the net amount of any shares issued on March 12, 2003 upon the exercise of the outstanding options described in the following sentence. As of the date of this Agreement, there were no shares of

Company Common Stock reserved for issuance upon exercise of outstanding stock options except for up to 628,855 shares of Company Common Stock reserved for issuance upon the exercise of previously issued stock options pursuant to the Company Option Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above, or reflected in Section 4.2 (a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, the names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise may be provided for in the Financial Institutions Article of the Annotated Code of Maryland) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Company and the Company Subsidiaries have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has declared the transactions contemplated by this Agreement to be advisable and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company’s stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of the Company Bank. The Board of Directors of the Company Bank will have declared the transactions contemplated by the Bank Merger Agreement to be advisable and will have directed that the Bank Merger Agreement and the transactions contemplated thereby be submitted to the Company Bank’s sole stockholder for approval and, except for the approval of the Bank Merger Agreement by the Company Bank’s sole stockholder, no other corporate proceedings on the part of the Company Bank are necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The Bank Merger Agreement, upon execution and delivery by the Company Bank (assuming due authorization, execution and delivery by Parent Bank), will constitute a valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the execution and delivery of the Bank Merger Agreement by the Company Bank, nor the consummation by the Company and the Company Subsidiaries of the transactions contemplated hereby or thereby, nor compliance by the Company or the Company Subsidiaries with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (b) the approval of this Agreement by the requisite vote of the stockholders of the Company, and (c) such filings, authorizations or approvals set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made by or obtained by the Company or any of its Subsidiaries in connection with (1) the execution and delivery by the Company of this Agreement and (2) the execution and delivery by the Company Bank of the Bank Merger Agreement and (3) the consummation by the Company of the Merger and the other transactions contemplated hereby, including the Bank Merger and the consummation by the Company Bank of the Bank Merger.

4.5 SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the “Company Reports”) and (b) communication mailed by the Company to its shareholders since December 31, 1999, and no such Company Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 1999, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

4.6 Regulatory Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the FDIC, (iii) any state banking commissions or any other state bank regulatory authority, or any state insurance regulatory authority (each a “State Regulator”) and (iv) any other self-regulatory organization (“SRO”) (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth on Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1999. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

4.7 Financial Statements. The Company has previously made available to Parent copies of (a) the balance sheet of the Company and its Subsidiaries as of December 31 for the fiscal year 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal years 1999 through 2001, inclusive, accompanied by the audit report of Arthur Andersen LLP, which was at the time of such report the independent public accountants with respect to the Company (on April 8, 2002, the Company announced that it had appointed Deloitte & Touche LLP to replace Arthur Andersen LLP as its independent accountants) and (b) the balance sheet of the Company and its Subsidiaries as of December 31 for the fiscal year 2002, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Company (the “2002 Audited Financial Statements”). The December 31, 2002 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.8 Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement between KBW and the Company, a true and correct copy of which has been previously made available by the Company to Parent.

4.9 Absence of Certain Changes or Events. (a) Except as set forth on Section 4.9(a) of the Company Disclosure Schedule and except as disclosed in the 2002 Audited Financial Statements or any Company Report (as defined in Section 4.5) filed with the SEC prior to March 1, 2003, since December 31, 2002 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

(b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule and except as disclosed in the 2002 Audited Financial Statements or any Company Report filed with the SEC prior to March 1, 2003, since September 30, 2002 the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as set forth in Section 4.9(c) of the Company Disclosure Schedule, since September 30, 2002 neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2002, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, amended or modified the terms of any agreement, plan or arrangement to which an executive officer, employee or director is a party, granted any options to purchase securities of the Company, or paid any bonus, (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

4.10 Legal Proceedings. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, or their respective assets, including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

4.11 Taxes. (a) Except as set forth in Section 4.11 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such Tax Returns. Except as set forth in Section 4.11 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review.

(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.12 Employees. (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of the Company or any Subsidiary (the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendments thereto; (ii) any related trust or other funding vehicle; (iii) the most recent determination letter from the IRS for such Plan as well as the application materials submitted to the IRS; (iv) the most recent summary plan description and related summaries of material modifications for each ERISA Plan, as well as the most recent summary, if any, with respect to each Plan for which a summary plan description is not required under ERISA; (v) for the three most recent plan years, all annual reports (5500 Series) for each Plan that have been filed with any governmental agency and (vi) all other material documents relating to any Plan as may be reasonably requested by Parent.

(c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, each of the Plans is in compliance with applicable law, including (but not limited to) the Code and ERISA; each of the Plans intended to be “qualified” under section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; neither the Company nor any ERISA Affiliate maintains (or has maintained within the last five years) a pension plan subject to Title IV of ERISA or section 412 of the Code other than any such plan terminated prior to the date hereof pursuant to Section 4041(b) of ERISA, which plan received a favorable determination letter from the Internal Revenue Service upon its termination; neither the Company nor any ERISA Affiliate maintains or contributes to (or has ever had an obligation to maintain or contribute to) any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) or any multiple employer plan (within the meaning of section 413 of the Code); there are no pending, or to the knowledge of Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the Plans, the funding vehicles related thereto or their fiduciaries; and neither the Company nor any ERISA Affiliate has any obligation, nor has made any representation in connection with any medical, death or other welfare benefits for their employees after they retire, except to the extent required under the group health plan continuation requirements of sections 601 through 609 of ERISA, section 4980B of the Code or applicable state law.

4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

4.15 Certain Contracts. (a) Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of the Company or any of its Subsidiaries, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is an agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $250,000 per annum, or (v) which restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract of the type described in this Section 4.15(a) is referred to herein as a “Company Contract.” Section 4.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Contracts. The Company has previously delivered or made available to Parent true and correct copies of each contract described in Section 4.15(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

4.16 Agreements with Regulatory Agencies. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17 Environmental Matters. Except as set forth in Section 4.17 of the Company Disclosure Schedule,

(a) each of the Company and its Subsidiaries and all real property owned by the Company or its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as hereinafter defined) and all real property leased by the Company or its Subsidiaries, are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c) To the knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property.

4.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded.

4.19 Approvals. The Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) should not be obtained.

4.20 Loan Portfolio. (a) Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of December 31, 2002, over 90 days delinquent in payment of principal or interest or in default of any other provision, of which default the Company or a Subsidiary had knowledge or should have had knowledge, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of

December 31, 2002, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2002, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of December 31, 2002, was classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.21 Property. Section 4.21 of the Company Disclosure Schedule sets forth a true, correct and complete list of all the real properties owned or leased by the Company or a Company Subsidiary. Each of the Company and its Subsidiaries has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not impair the use of the respective property as such property is used on the date of this Agreement, and, with respect to all fee-owned property, do not impair the fair market value of such property, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, (x) all leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm’s length leases, at rents that constituted market rents as of the respective dates such leases were entered into, (y) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default thereunder, and (z) the consummation of the transactions contemplated hereby will not cause a default, right of termination by the landlord or imposition of any penalty thereunder. With respect to all fee and leased property of the Company or its Subsidiaries, (a) all facilities, building and improvements are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the business conducted thereon with such utilities and related services as are adequate for the use and operation thereof, and (b) adequate insurance covering any improvements situated on such property, or such other necessary insurance, is in full force and effect. The Company has provided or shall provide to Parent copies of all documents creating or evidencing fee or leasehold interests of the Company or a Company Subsidiary and any modifications or amendments thereto.

4.22 Reorganization. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.23 State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.15 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from Section 3-602 of the MGCL. To the knowledge of the Company, the Company has no “interested stockholder” as that term is defined in Section 3–601(j) of the MGCL, or shares of capital stock subject to restrictions on voting rights pursuant to Section 3–702 of the MGCL.

4.24 Preparation of Representations and Warranties. In making the representations and warranties set forth herein, and preparing and delivering the Company Disclosure Schedules, the Company has used all reasonable efforts to make representations and warranties that, taken together with the Company Disclosure Schedules, would be true and correct in all material respects without regard to the standard set forth in Section 3.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of each Subsidiary of Parent that is a bank or savings association are insured by the FDIC through the Bank Insurance Fund and/or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of Mercantile-Safe Deposit and Trust Company (the “Significant Subsidiary”), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of Parent and the Significant Subsidiary contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1999 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 130,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, without par value (“Parent Preferred Stock”). As of the date of this Agreement, there were 68,875,046 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 3,300,282 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the 1989 and 1999 Omnibus Stock Plans, Dividend Reinvestment Program and Employee Stock Repurchase Plan (collectively, the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above and except for rights (the “Parent Rights”) distributed to the holders of Parent Common Stock pursuant to the Stockholder Protection Rights Agreement, dated as of June 8, 1999, between Parent and Mercantile-Safe Deposit and Trust Company, as Rights Agent, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interest whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Parent Bank. The Board of Directors of Parent Bank will have declared the transactions contemplated by the Bank Merger Agreement to be advisable and will have directed that the Bank Merger Agreement and the transactions contemplated thereby be submitted to Parent Bank’s sole stockholder for approval and, except for the approval of the Bank Merger Agreement by Parent Bank’s sole stockholder, no other corporate proceedings on the part of Parent Bank are necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The Bank Merger Agreement, upon execution and delivery by the Parent Bank (assuming due authorization, execution and delivery by the Company Bank), will constitute a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent, nor the execution and delivery of the Bank Merger Agreement by Parent Bank, nor the consummation by Parent or Parent Bank of the transactions contemplated hereby or thereby, nor compliance by Parent or Parent Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or the Significant Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or the Significant Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, and with the FDIC under the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (c) the filing of the Articles of Merger with the Department, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (e) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ/NMS, (f) approval of the transactions contemplated by this Agreement by the Maryland Commissioner of Financial Regulation and/or filings in connection therewith pursuant to the Financial Institutions Article of the Annotated Code of Maryland, (g) filings with or approvals of the Maryland Insurance Commissioner, (h) filings with or approvals of the Virginia Bureau of Financial Institutions, and (i) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent in connection with (1) the execution and delivery by Parent of this Agreement and (2) the execution and delivery by Parent Bank of the Bank Merger Agreement and (3) the consummation by Parent of the Merger and the other transactions contemplated hereby, and the consummation by Parent Bank of the Bank Merger.

5.5 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 1999, and no such Parent Report (when filed and at its respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 1999, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

5.6 Regulatory Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1999. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.7 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheet of Parent and its Subsidiaries as of December 31 for the fiscal year 2001 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 1999 through 2001, inclusive, as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC under the Exchange Act, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Parent, (b) the unaudited balance sheet of Parent and its Subsidiaries as of December 31 for the fiscal year 2002 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, as presented in Parent’s draft Annual Report on Form 10-K for the fiscal year ended December 31, 2002 previously delivered by Parent to the Company (the “Parent Draft 10-K”), and (c) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of September 30, 2002 and September 30, 2001 and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the nine-month periods then ended as reported in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2002 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.7 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.8 Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P.

5.9 Absence of Certain Changes or Events. Except as disclosed in the Parent Draft 10-K or any Parent Report (as defined in Section 5.5) filed with the SEC prior to March 1, 2003, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

5.10 Legal Proceedings. (a) Except as disclosed in the Parent Draft 10-K or any Parent Report, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries required to be disclosed in such Parent Report, or any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment or decree imposed upon Parent, or any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

5.11 Taxes. Each of the Parent and the Significant Subsidiary has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes shown to be due on such Tax Returns. Neither Parent nor the Significant Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. With respect to each taxable period of Parent and the Significant Subsidiary, the federal and state income Tax Returns of Parent and the Significant Subsidiary have been audited by the IRS or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review.

5.12 Employees. Each of the Parent Plans (hereinafter defined) is in compliance with the applicable law, including the Code and ERISA; each of the Parent Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS and, to Parent’s knowledge, no event has occurred that would reasonably be expected to affect such determination; no Parent Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither Parent nor any Parent ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Parent Plan pursuant to Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) (which premiums have been paid when due)); to the knowledge of Parent no proceedings have been instituted to terminate any Parent Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Parent Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a risk to Parent of incurring a liability to or on account of a Parent Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); no Parent Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Parent Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or, to the knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto. “Parent Plan” means each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the ERISA); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a “Parent ERISA Affiliate”), all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of Parent or any Subsidiary.

5.13 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.14 Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries and neither Parent nor the Significant Subsidiary has received notice of any violations of any of the above.

5.15 Ownership of Company Common Stock; Affiliates and Associates.

(a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares); and

(b) Neither Parent nor any of its Subsidiaries is an “interested stockholder” of the Company or an “associate” or “affiliate” of any “interested stockholder” of the Company (as such terms are defined in Section 3-601 of the MGCL).

5.16 Agreements with Regulatory Agencies. Except as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2001, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a “Parent Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent, the Significant Subsidiary or Parent Bank been advised by any Regulatory Agency that it is considering issuing or requesting any Parent Regulatory Agreement.

5.17 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid by Parent is fair to Parent from a financial point of view. Such opinion has not been amended or rescinded.

5.18 Approvals. Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) should not be obtained.

5.19 Loan Portfolio. (a) Except as set forth on Section 5.19(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than any Loan the unpaid principal balance of which does not exceed $1,500,000 under the terms of which the obligor was, as of December 31, 2002, over 90 days delinquent in payment of principal or interest or, to the knowledge of Parent, in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of Parent or any of its Subsidiaries, or to the knowledge of Parent, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.19(a) of Parent Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $1,500,000 of Parent or any of its Subsidiaries that as of December 31, 2002, were classified by any bank examiner (whether regulatory or internal) as “ Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss, “ “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Parent and its Subsidiaries that as of December 31, 2002, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Parent that as of December 31, 2002, was classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan in original principal amount in excess of $1,500,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.20 Property. Each of Parent and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, and which are reflected on the consolidated balance sheet of Parent as of December 31, 2002, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet, (vii) the lessor’s interest in any such property that is leased, or (viii) as disclosed in Section 5.20 of the Parent Disclosure Schedule. All leases pursuant to which Parent or any Subsidiary of Parent, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default thereunder.

5.21 Reorganization. Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.22 Certain Contracts. Except as set forth in Section 5.22(a) of the Parent Disclosure Schedule, (a) neither Parent nor the Significant Subsidiary is a party to or bound by any contract (whether written or oral ) (i) with respect to the employment of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of Parent or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $1,500,000 per annum, or (v) which materially restricts the conduct of any line of business by Parent or any of its Subsidiaries. Each contract of the type described in this Section 5.22(a), whether or not set forth in Section 5.22(a) of the Parent Disclosure Schedule, is referred to herein as a “Parent Contract.” Parent has previously delivered or made available to the Company true and correct copies of each contract of the type described in this Section 5.22(a).

(b) Except as set forth in Section 5.22(b) of the Parent Disclosure Schedule, (i) each Parent Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries under any Parent Contract, and (iv) no other party to any Parent Contract is, to the knowledge of Parent, in default in any respect thereunder.

5.23 Financing. Parent has available sufficient cash and cash equivalents on hand to pay the Total Cash Amount as contemplated by Section 1.4 hereof.

5.24 Preparation of Representations and Warranties. In making the representations and warranties set forth herein, and preparing and delivering the Parent Disclosure Schedules, Parent has used all reasonable efforts to make representations and warranties that, taken together with the Parent Disclosure Schedules, would be true and correct in all material respects without regard to the standard set forth in Section 3.2.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than the Company’s normal quarterly dividend not in excess of $0.29 per share of Company Common Stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing other than pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”), except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d) make any capital expenditures other than those not in excess of $250,000 individually and $1,000,000 in the aggregate which are made in the ordinary course of business or are necessary to maintain existing assets in good repair;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any equity interests in or assets of any business or any corporation, partnership, association or other business organization or division thereof, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(i) (i) except as set forth in Section 7.8 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees, except that the Company may adopt the retention program and make the pro rata bonus payments, in each case as described in Section 6.1(i) of the Company Disclosure Schedule,or (ii) except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements which individually or in the aggregate are material to the Company and its Subsidiaries taken as a whole;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to establish, relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(n) take or cause to be taken any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(o) agree to do any of the foregoing.

6.2 Covenants of Parent. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock in a manner consistent with past practice;

(b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(c) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

(d) change its methods of accounting in effect at December 31, 2002, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent’s independent auditors;

(e) take or cause to be taken any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(f) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters. (a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain as promptly as practicable all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that the Company’s rights under this Section 7.2(a) are limited such that access and information will be provided to the Company only to the extent reasonably necessary for the Company to confirm Parent’s compliance with the provisions of this Agreement and the accuracy of Parents representations and warranties set forth in Article V of this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished to Parent by the Company pursuant to Section 7.2(a) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated January 30, 2003 (the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 Exclusive Dealing.

(a) The Board of Directors of the Company has carefully considered and deliberated upon the terms and conditions of the Merger has concluded that the Merger is fair to, and in the best interests of the stockholders of the Company, with the intent that this Agreement be binding, subject to the terms and conditions hereof. In the process of so concluding, the Board of Directors of the Company has, at the expense of the Company, received the written advice of KBW, its financial advisor, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial viewpoint. Accordingly, in view of the commitments of the parties and the time and expense required to consummate the Merger and while this Agreement is in effect, and subject to subsections (b), (c) and (e), the Company shall not, nor shall it permit any of the Company’s Subsidiaries to, nor shall it authorize or permit any director, officer or agent of the Company or any of the Company’s Subsidiaries or any investment banker, attorney, accountant or other advisor of the Company or any of the Company’s Subsidiaries to, and it shall cause its and its Subsidiaries’ directors, officers, agents, investment bankers, attorneys, accountants and other advisors not to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to induce or facilitate, any Acquisition Proposal (as hereinafter defined), or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent, Parent Bank or their respective representatives) any nonpublic information with respect to, or take any other action to facilitate, any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, except that, if the Company receives a communication that it believes may, upon clarification, constitute a Superior Proposal (as hereinafter defined), the Company may communicate with the person making such communication to the limited extent necessary to obtain the necessary clarification.

(b) At any time prior to obtaining the stockholder approval with respect to the Merger, the Board of Directors of the Company may, in response to a bona fide written Acquisition Proposal that constitutes a Superior Proposal, and did not otherwise result from a breach of this Section 7.3, and subject to compliance with Sections 7.3(c) through (e), and provided that and only to the extent that the Board of Directors of the Company has determined in good faith, after consultation with outside counsel to the Company, experienced in providing representation in such matters, that failure to take such action would breach the fiduciary duties under applicable law of the Company’s Board of Directors (i) furnish nonpublic information with respect to the Company and the Company’s Subsidiaries to the person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are equivalent to, and in no respect less favorable to the Company than the Confidentiality Agreement (it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to waive any “standstill” or similar provision in such confidentiality agreement which would preclude such person from making an Acquisition Proposal to the Company for the limited purpose of enabling such person to make an Acquisition Proposal to the Company during the 45-day period following execution of such confidentiality agreement, and any such waiver shall not constitute a breach of this Section 7.3), provided that all such information is provided on a prior or substantially current basis to Parent, and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of the Company’s Subsidiaries or any investment banker, attorney, accountant or other advisor of the Company or any of the Company’s Subsidiaries shall be deemed to be a breach of this Section 7.3 by the Company.

(c) Except as set forth in the next sentence or in Section 7.3(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent, or propose publicly to withdraw or modify in a manner adverse to Parent, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Acquisition Proposal or propose publicly to adopt or approve any Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit the Company or any of the Company’s Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 7.3(b)) (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or has a reasonable possibility of leading to, any Acquisition Proposal or resolve or agree to take any such action. In the case, however, of any Acquisition Proposal which is a Superior Proposal which did not result from a breach of this Section 7.3, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel experienced in providing representation in such matters, that failure to do so would constitute a breach of the fiduciary duties of the Board of Directors under applicable law, the Board of Directors of the Company may, at any time prior to the approval by the stockholders of the Company with respect to the Merger, cause the Company to terminate this Agreement pursuant to Section 9.1(g) and concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.1(g), and any purported termination pursuant to Section 9.1(g) shall be void and of no force or effect, unless (A) the Company has complied with all the provisions of this Section 7.3, including the notification provisions in this Section 7.3, and with all applicable requirements of Section 10.3 (including the payment of the Termination Fee (as defined in Section 10.3 hereof) prior to or concurrently with such termination) in connection with such Superior Proposal; (B) the Board of Directors of the Company causes the Company to notify Parent in writing (such notice, a “Notice of Superior Proposal”) that it intends to enter into such Acquisition Agreement, attaching to such Notice of Superior Proposal the most current version of such Acquisition Agreement and all other proposed written agreements, arrangements or understandings, including the forms of any agreements with third parties, and all applicable financial statements and evidence of any planned financing relating to such Superior Proposal (and a description of all material oral agreements with respect thereto), and the Company does not enter into such Acquisition Agreement during the five-day period following receipt by Parent of such Notice of Superior Proposal (the “Response Period”); (C) if Parent makes a counteroffer to such Superior Proposal during the Response Period (a “Counteroffer”), the Board of Directors of the Company considers in good faith such Counteroffer and causes the Company’s financial and legal advisors to negotiate in good faith with respect to the terms of such Counteroffer; (D) if Parent makes a Counteroffer, and (x) the Board of Directors of the Company determines in its good faith judgment (based on the written advice of KBW) that such Superior Proposal is a Superior Proposal to such Counteroffer and (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel experienced in providing representation in such matters, that failure to accept such Superior Proposal would constitute a breach of the fiduciary duties of the Board of Directors under applicable law; and (E) in the event that any amendment to the price or any other material term of a Superior Proposal occurs during the Response Period, the Company provides a new Notice of Superior Proposal (in which case a new Response Period shall accordingly begin and the Company must again comply with all of the terms of this Section 7.3 with respect to such amended Superior Proposal).

(d) In addition to the obligations of the Company set forth in Sections 7.3 (a) through (c), the Company shall promptly (and in any event within 24 hours) advise Parent orally of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including any subsequent amendment or other modification to such material terms and conditions) and the identity of the person making such Acquisition Proposal.

(e) The Company may communicate information about any Acquisition Proposal to its stockholders if, in the judgment of the Company’s Board of Directors, based upon the advice of outside counsel experienced in providing representation in such matters, the failure to communicate information would violate federal or state securities laws or constitute a breach of the directors’ fiduciary duty. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(f) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any person (other than Parent or Parent Bank) relating to any of the following, in one transaction or series of transactions, (i) a merger, consolidation, share exchange or similar transaction involving the Company or the Company Bank, (ii) a sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or the Company Bank representing 25% or more of the consolidated assets of the Company (including capital stock of the Company Bank) or of the Company Bank, or (iii) a transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 25% or more of the Company’s or the Company Bank’s outstanding capital stock.

(g) For purposes of this Agreement, “Superior Proposal” means any bona fide written offer not solicited by or on behalf of the Company or any of the Company’s Subsidiaries made by a third party to engage in any transaction described in the definition of “Acquisition Proposal” which, if consummated, would result in such third party (or in the case of a merger, consolidation or similar transaction, the stockholders of such third party immediately prior thereto) acquiring, directly or indirectly, (A) more than 50% of the voting power of (x) the Company Common Stock or (y) in the case of a merger, consolidation or similar transaction, the common stock of the surviving or transferee entity or its publicly-held parent corporation or (B) all or substantially all the assets of the Company and the Company’s Subsidiaries, taken as a whole, in either case for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment (based on the written advice of KBW) to have a higher value than the aggregate Merger Consideration and which proposal is determined in good faith by the Board of Directors of the Company to be more favorable to the Company’s stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal during the Response Period; provided, however, that no such written offer requiring financing that is not committed shall be a Superior Proposal unless in the good faith judgment of the Board of Directors of the Company, after consultation with KBW, such financing is readily capable of being obtained.

7.4 Stockholder Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Company will, through its Board of Directors, subject to the fiduciary duties of such board, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby including the Merger, and such other matters as may be submitted to its stockholders in connection with this Agreement.

7.5 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6 Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.6 hereto.

7.7 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS, subject to official notice of issuance, as of the Effective Time.

7.8 Employee Benefit Plans; Existing Agreements. (a) Following the Effective Time, the employees of the Company and its Subsidiaries (the “Company Employees”) shall be eligible to participate in employee benefit plans of Parent or its Subsidiaries in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that until January 1 of the second calendar year commencing after the Effective Time, Parent may instead provide such employees with participation in the employee benefit plans of Parent or its Subsidiaries on a basis that is no less favorable to such employees than those plans in which they participated immediately prior to the Effective Time (it being understood that inclusion of Company Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). Following the Effective Time, the Company Employees shall be eligible to receive upon termination if such termination occurs within one year after the Effective Time, severance benefits upon the terms set forth in Section 7.8 of the Parent Disclosure Schedule, which terms represent the benefits in effect on the date of this Agreement for similarly situated employees of Parent or its Subsidiaries.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of Parent Plan.

(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all agreements listed in Section 7.8 of the Company Disclosure Schedule, copies of which have been provided to Parent (the “Benefit Agreements”). Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company for all purposes under such agreements. The second sentence of this Section 7.8(c) is intended to be for the benefit of, and the agreement evidenced by the second sentence that the Merger constitutes a “change of control” of the Company for all purposes under the agreements described in this Section 7.8(c) shall be enforceable by, each director, officer or employee that is a party to any Benefit Agreement.

(d) Parent and the Company agree that, prior to the Effective Time, the Company, in consultation with Parent, may adopt a change in control retention plan (the “Retention Plan”), substantially as provided in Section 6.1(i) of the Company Disclosure Schedule. Notwithstanding any other provision of this Agreement, any Plan or otherwise, Parent agrees to maintain in full force and effect, without amendment or modification, the Retention Plan until such time as all Parent or Company obligations are fulfilled thereunder.

(e) Notwithstanding anything in this Agreement to the contrary, Parent covenants and agrees that it shall not, and shall cause its Subsidiaries not to, terminate the employment of any holder of a Company Option that is converted into a Parent Option pursuant to the terms of this Agreement until a date that is at least three business days following the date on which Parent shall have complied with the filing requirements set forth in Section 1.6(b) hereof and shall have given such holder notice of such compliance. This Section 7.8(e) is intended to be for the benefit of, and shall be enforceable by, each person who is the holder of a Company Option that is converted into a Parent Option pursuant to the terms of this Agreement.

(f) From and after the Closing, Parent shall reimburse each executive officer of the Company for the expense of any tax or financial planning advice such executive officer receives from third party advisors, such reimbursement to be made promptly upon Parent’s receipt of a copy of any invoice with respect thereto and regardless of whether such executive officer is them employed by Parent or any of its Subsidiaries; provided, however, that in no event shall Parent be required to reimburse any individual executive officer’s expenses in excess of the Reimbursement Limit for such executive officer. The “Reimbursement Limit” with respect any particular executive officer shall be an amount equal to $5,000 less the amount of any such expenses reimbursed to such executive officer by the Company at or prior to the Closing. This Section 7.8(f) is intended to be for the benefit of, and shall be enforceable by, each such executive officer.

(g) To the extent permitted by applicable law, Parent or Parent Bank shall assume and continue to maintain the split dollar life insurance policy identified on Section 7.8(g) of the Company Disclosure Schedule provided that such obligation does not result in additional out of pocket costs to the Company. This Section 7.8(g) is intended to be for the benefit of, and shall be enforceable by, the named insured in such policy.

7.9 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.9 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.9 shall continue in full force and effect without time limit from and after the Effective Time.

(b) Parent shall cause the persons serving as executive officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such; provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are applicable to the directors and executive officers of Parent, or (ii) policies of at least the same coverage and amounts containing terms and conditions not less advantageous than such policy maintained by the Company as of the date of this Agreement; provided, further, that in no event shall Parent be required to pay annualized aggregate premiums for insurance under this Section 7.9(b)(ii) in excess of 150% of the amount of the aggregate premiums paid by the Company for the period from August 29, 2002 to and including August 28, 2003 for such purpose, which premiums for such prior period are hereby represented and warranted by the Company to be $74,715.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.9.

(d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.11 Coordination of Dividends. After the date of this Agreement each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

7.12 Employee Stock Purchase Plan. Parent shall cause to be refunded to an employee of the Company or a Company Subsidiary any funds deducted from the employee’s compensation in respect of the ESPP after the completion of the scheduled purchase of shares thereunder that occurs immediately prior to the Effective Time.

7.13 Appointment of Directors. Effective as of the Effective Time, Parent shall cause its Board of Directors to be expanded by two(2) members, and shall appoint the Company Directors (as defined below) to fill the vacancy on Parent’s Board of Directors created by such increase. In connection with the annual meeting of Parent next following the Effective Time, Parent shall nominate the Company Directors for election as a director by the stockholders of the Company, to continue serving in the class to which such directors were appointed, and Parent shall solicit proxies for such directors’ election at such annual meeting. The term “Company Directors” shall mean the individuals who shall be designated by mutual agreement of Parent and the Company to become a member of the Board of Directors of Parent as of the Effective Time pursuant to this Section 7.13.

7.14 Execution and Authorization of Bank Merger Agreement.

(a) As soon as reasonably practicable after the date of this Agreement, but in any event no later than 10 days after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Company Bank.

(b) The Bank Merger Agreement shall provide that effective as of the effective time of the Bank Merger, the directors of Surviving Bank shall consist of all the directors of Parent Bank serving immediately prior to the effective time of the Bank Merger and the Bank Directors (as defined below), each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified. The Bank Merger Agreement shall contain other terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement. The term “Bank Directors” shall mean the individuals who shall be designated by Parent to become members of the Board of Directors of Surviving Bank as of the effective time of the Bank Merger pursuant to the Bank Merger Agreement.

(c) The Company and Parent may revise the sequence of events or other procedural matters relating to the accomplishment of the Merger and Bank Merger in such manner as they may reasonably determine will best facilitate accomplishment of the Merger and Bank Merger; provided, however, that any action taken pursuant to this Section shall not (i) alter or change the kind or amount of consideration to be issued to the holders of the Company’s Common Stock as provided for in this Agreement; (ii) adversely affect the tax consequences of the Merger to the holders of the Company’s Common Stock, or (iii) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

7.15 Advisory Board and Affiliate Boards. Parent shall, effective as of the effective time of the Bank Merger, cause Surviving Bank to establish an Advisory Board (“Advisory Board”) and to appoint each individual who is currently serving as a director of the Company, if such persons are willing to so serve, as members of the Advisory Board established by Surviving Bank, the function of which shall be to advise Surviving Bank with respect to deposit and lending activities in the Company’s former market area, to maintain and develop customer relationships and assist with the integration of the Company and the Company Bank into Parent’s affiliate structure. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for an initial term of four years beginning on the Effective Date. Each member of the Advisory Board shall receive an annual retainer fee for such service in an amount equal to $15,000 less the aggregate annual amount such member may receive in connection with service as a member of the board of directors of Parent or a Parent Subsidiary. The Advisory Board annual retainer fee shall be payable in quarterly installments or in one lump sum at any time in advance at the option of Surviving Bank. In addition, Parent shall designate four (4) individuals currently serving as a director of the Company, if such persons are willing to serve, to be elected or appointed to the board of directors of a Parent Subsidiary bank (including the Bank Directors) each to hold office in accordance with the Articles of Incorporation and Bylaws of such Parent Subsidiary until their respective successors are duly elected or appointed and qualified. Persons elected or appointed to serve on the board of directors of a Parent Subsidiary shall receive such compensation as is provided to other members of such Parent Subsidiary board of directors. Service on the board of directors of the Company or the Surviving Bank or on the Advisory Board shall constitute continued service for purposes of the Company Option Plans. This Section 7.15 is intended to be for the benefit of, and shall be enforceable by, each person who is currently serving as a director of the Company.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval; Bank Merger Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law. The Bank Merger Agreement and the Bank Merger shall have been approved and adopted by the requisite votes of the Boards of Directors of Parent Bank and the Company Bank and the respective holders of the outstanding shares of Parent Bank stock and Company Bank stock under applicable law.

(b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ/NMS, subject to official notice of issuance.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Bank Merger) shall have been obtained, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in Section 4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. Parent shall have received an opinion from Venable, Baetjer and Howard, LLP, counsel to Parent (“Parent’s Counsel”), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

(e) Consents. All consents and approvals (including such consents and approvals set forth in Section 4.4 of the Company Disclosure Schedule) required to be obtained by the Company or its Subsidiaries in connection with the consummation by the Company of the Merger and the other transactions contemplated hereby, or the consummation by the Company Bank of the Bank Merger have been obtained in a form and content reasonably satisfactory to Parent, except to the extent that the failure to obtain any required consent or approval would not have a Material Adverse Effect on (i) the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or the Company Bank to consummate the transactions contemplated by this Agreement.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of Parent set forth in this Agreement (other than those set forth in Section 5.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Parent set forth in Section 5.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. The Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

(e) Consents. All consents and approvals (including such consents and approvals set forth in Section 5.4 of the Parent Disclosure Schedule) required to be obtained by Parent or its Subsidiaries in connection with the consummation by Parent of the Merger and the other transactions contemplated hereby, or the consummation of Parent Bank of the Bank Merger, have been obtained in a form and content reasonably satisfactory to the Company, except to the extent that the failure to obtain any required consent or approval would not have a Material Adverse Effect on (i) the Parent, the Company and their respective Subsidiaries, taken as a whole on a combined basis, or (ii) the Parent’s or Parent Bank’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company provided that in the case of the Company it shall not be in material breach of any of its obligations under Section 7.4 if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(g) by Parent in the event an Adverse Recommendation Change has occurred or the Company or the Company Bank accepts an Acquisition Proposal, or by the Company if the Company shall have entered into an Acquisition Agreement in accordance with Section 7.3 and subject to the Company’s compliance with Section 10.3(b) hereof; or

(h) by the Company at any time during the three-day period following the Determination Date (as defined below), if :

(1) the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price; and

(2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from such quotient (such number being referred to herein as the “Index Ratio”)

subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the three-day period commencing with its receipt of such notice, Parent shall have the option of increasing the Total Stock Amount and/or the Total Cash Amount in a manner such that the conditions set forth in either clauses (1) or (2) above shall be deemed not to exist; provided, however, that the Total Cash Amount shall not be increased in a manner that would cause the failure of the conditions set forth in Sections 8.2(d) or 8.3(d) hereof. For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if the Total Stock Amount and/or the Total Cash Amount is increased so that the Per Share Consideration after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (1) above did not exist. For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if the Total Stock Consideration and/or the Total Cash Amount is increased so that the Per Share Consideration after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (2) above did not exist. If Parent makes this election, within such three-day period, it shall give prompt written notice to Company of such election and the revised Total Stock Amount and/or Total Cash Amount, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Total Stock Consideration and/or Total Cash Amount shall have been so modified), and any references in this Agreement to “Total Stock Consideration,” “Total Stock Amount,” “Per Share Stock Consideration” and “Per Share Cash Consideration” shall thereafter be deemed to refer to the Total Stock Consideration, Total Stock Amount, Per Share Stock Consideration and Per Share Cash

Consideration after giving effect to any adjustment made pursuant to this Section 9.1(h). For purposes of this Section 9.1(h), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days ending on the Determination Date.

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Starting Price” shall mean $34.21.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(h).

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least one business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”), at the offices of Venable, Baetjer and Howard, LLP unless another time, date or place is agreed to in writing by the parties hereto.

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. (a) Except as set forth in Section 10.3(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) In the event that (i) (A) an Acquisition Proposal has been publicly proposed by any person (other than Parent or any of its affiliates) or such person has publicly announced its intention (whether or not conditional ) to make an Acquisition Proposal or such an Acquisition Proposal or intention has otherwise become widely known to the Company’s stockholders, (B) thereafter this Agreement is terminated by either the Company or Parent, pursuant to Section 9.1(a) or (c) and (C) within 12 months after such termination, the Company, or the Company Bank enters into any definitive agreement providing for, or consummates, any Acquisition Proposal, other than a transaction which results in the Company’s stockholders immediately prior to such transaction owning fifty percent or more of the stock of the resulting entity or the publicly traded parent corporation thereof immediately after such transaction, or (ii) this Agreement is terminated by Parent or the Company, pursuant to Section 9.1(g), then the Company shall pay Parent a fee equal to $20,000,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent or by the Company pursuant to Section 9.1(g), concurrently with such termination and (y) in the case of a payment as a result of any event referred to in Section 10.3(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 10.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement or cause Parent Bank to enter into the Bank Merger Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the amounts due pursuant to this Section 10.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 10.3 (b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 10.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Mercantile Bankshares Corporation

Two Hopkins Plaza

Baltimore, Maryland 21201

Attention: Chief Executive Officer

with a copy to:

Venable, Baetjer and Howard, LLP

Two Hopkins Plaza

Baltimore Maryland 21201

Attention: Thomas D. Washburne, Jr., Esq.

and

(b) if to the Company, to:

F&M Bancorp

110 Thomas Johnson Drive

Frederick, Maryland 21705

Attention: Chief Executive Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: William S. Rubenstein, Esq.

10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be deemed effective for all purposes as of, and the phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to, 12:01

a.m., March 13, 2003. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law (including common law), rule or regulation.

10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement between Parent and the Company.

10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11 Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NASDAQ/NMS, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MERCANTILE BANKSHARES CORPORATION

By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	Chairman, President and Chief Executive Officer

F&M BANCORP

By:	/s/ FAYE E. CANNON
	Name:	Faye E. Cannon
	Title:	President and Chief Executive Officer

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